Exhibit 99.1

FOR IMMEDIATE RELEASE

Bed Bath & Beyond Inc. Announces Successful Early Tender Results and Early Settlement Date of Offers

to Purchase Certain Outstanding Senior Notes

UNION, N.J. — August 24, 2020 – Bed Bath & Beyond Inc. (Nasdaq: BBBY) (“Bed Bath” or the “Company”) announced today the successful early results and early settlement date of its previously announced cash tender offers to purchase up to $300 million aggregate principal amount (the “Maximum Tender Offer Amount”) of its 4.915% Senior Notes due 2034 and its 5.165% Senior Notes due 2044 (collectively, the “Notes”). Based on information received from D.F. King & Co., Inc., the Tender and Information Agent, $479,868,000 in aggregate principal amount of Notes were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on August 21, 2020 (such time and date, the “Early Tender Deadline”). The Company also announced that it has elected to have an early settlement date for the tender offers, which is currently expected to be on or around August 28, 2020 (the “Early Settlement Date”), for Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.

The tender offers commenced on August 10, 2020 and are scheduled to expire at 12:00 midnight, New York City time, at the end of the day on September 4, 2020, unless extended, or terminated (such time and date, as the same may be extended or terminated by the Company in its sole discretion with respect to either or both of the series of Notes, the “Expiration Date”). However, because the aggregate principal amount of the Notes validly tendered and not validly withdrawn as of the Early Tender Deadline exceeded the applicable Tender Cap for each series of Notes, no tenders of Notes submitted after the Early Tender Deadline will be accepted for purchase in the tender offers. The terms and conditions of the tender offers remain unchanged, and the tender offers are being made solely pursuant to the terms and conditions, including the Maximum Tender Offer Amount and the Tender Caps, set forth in the Offer to Purchase, dated August 10, 2020 (as amended and supplemented from time to time, the “Offer to Purchase”).

The following table sets forth certain information regarding the Notes and the tender offers, including the aggregate principal amount of each series of Notes that was validly tendered and not validly withdrawn at or prior to the Early Tender Deadline:

Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding Prior to the Offers	Tender Caps (1)	Aggregate Principal Amount Tendered as of the Early Tender Deadline	Principal Amount Accepted for Purchase	Proration Factor (2)
4.915% Senior Notes due 2034	075896 AB6	$300,000,000	$75,000,000	$109,587,000	$75,000,000	68.87%
5.165% Senior Notes due 2044	075896 AC4	$900,000,000	$225,000,000	$370,281,000	$224,990,000	60.83%

(1)

The “Tender Cap” for each series of Notes is based on the aggregate principal amount of the applicable series of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company as described in the Offer to Purchase.

(2)	The proration factor has been rounded to the nearest hundredth of a percentage point.

The amount of each series of Notes accepted for purchase was determined pursuant to the terms and conditions of the tender offers as set forth in the Offer to Purchase.

Because the principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline exceeded the applicable Tender Cap for each series of Notes, the Company will accept such

Notes for purchase subject to the Tender Caps and proration factors set forth in the table above. Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company in accordance with the Offer to Purchase.

The deadline to withdraw Notes tendered in the tender offers was 5:00 p.m., New York City time, on August 21, 2020, and has not been extended. Accordingly, previously tendered Notes may not be withdrawn, subject to applicable law.

The consideration paid in the tender offers for Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase will be determined in the manner described in the Offer to Purchase, and includes an early tender premium of $50 per $1,000 principal amount of such Notes, plus accrued and unpaid interest, from the last interest payment date with respect to such Notes to, but not including, the Early Settlement Date.

The Company’s obligation to accept for payment and to pay for any of the Notes validly tendered in the tender offers is not subject to any minimum principal amount of Notes in the aggregate or of any series being tendered, but is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase. The Company reserves the right, subject to applicable law, to amend, extend or terminate either or both of the tender offers at any time in its sole discretion.

Bed Bath has retained J.P. Morgan Securities LLC to act as sole dealer manager for the tender offers. D.F. King & Co., Inc. is the Tender and Information Agent for the tender offers. For additional information regarding the terms of the tender offers, please contact J.P. Morgan Securities LLC collect at (212) 834-2042 or toll-free at (866) 834-4666. Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 714-3311 (all others, toll-free) or email bbby@dfking.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of Bed Bath, the Tender and Information Agent, the Dealer Manager or the Trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to either or both of the tender offers, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the tender offers, including the terms and timing for completion of the tender offers. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com